CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000	$100.70

PRICING SUPPLEMENT NO. 1656 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated January 6, 2016

JPMorgan Chase & Co. Trigger Digital Optimization Securities

$1,000,000 Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due January 10, 2019

Investment Description
Trigger Digital Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the "Fund"). If the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Digital Return of 30.00%, regardless of any appreciation of the Fund. If the Final Share Price is less than the Trigger Price, you will not receive a Digital Return and JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. The closing price of the Fund is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments." Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on the Fund or any stocks held by the Fund, and the Securities will not pay interest. Generally, a higher Digital Return is associated with a greater risk of loss. The Digital Return, including any contingent repayment of principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any Digital Return or repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Digital Return Feature — If the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay the principal amount at maturity plus pay a return equal to the Digital Return, regardless of any appreciation of the Fund.

❑Contingent Downside Market Exposure at Maturity — If the Final Share Price is less than the Trigger Price, you will not receive a Digital Return and JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. You may lose some or all of your principal. The Digital Return, including any contingent repayment of principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any Digital Return or repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	January 6, 2016
	Original Issue Date (Settlement Date)	January 11, 2016
	Final Valuation Date[2]	January 4, 2019
	Maturity Date[2]	January 10, 2019
	[1]	The Initial Share Price is the closing price of one share of the Fund on January 4, 2016 and is not the closing price of one share of the Fund on the Trade Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Digital Optimization Securities linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Securities are offered for a minimum investment of 100 Securities at the price to public described below.

Fund	Digital Return	Initial Share Price*	Trigger Price	CUSIP	ISIN
SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP)	30.00%	$30.37	$15.19, which is 50% of the Initial Share Price	48128A525	US48128A5258

*The Initial Share Price is the closing price of one share of the Fund on January 4, 2016 and is not the closing price of one share of the Fund on the Trade Date.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	$1,000,000	$10.00	$25,000	$0.25	$975,000	$9.75
[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.38 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank

.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will not close below the Trigger Price on the Final Valuation Date and will not increase by a greater percentage than the Digital Return over the term of the Securities.

♦You understand and accept that you will not participate in any appreciation of the Fund and your potential return is limited by the Digital Return.

♦You are willing to invest in the Securities based on the Digital Return indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Fund.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You understand and accept the risks associated with the Fund.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any Digital Return or repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will close below the Trigger Price on the Final Valuation Date or will increase by a greater percentage than the Digital Return over the term of the Securities.

♦You seek an investment that participates in any appreciation of the Fund or that has unlimited return potential.

♦You are unwilling to invest in the Securities based on the Digital Return indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You seek current income from your investment or prefer not to forgo dividends paid on the Fund.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with the Fund.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any Digital Return or repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities. For more information on the Fund, please see the section titled "The Fund" below.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Fund:	SPDR® S&P® Oil & Gas Exploration & Production ETF
Term:	Approximately 3 years
Payment at Maturity (per $10 principal amount Security):

If the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

In this scenario, you will not receive any Digital Return, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount in an amount proportionate to the negative Fund Return.

Fund Return:	(Final Share Price - Initial Share Price) Initial Share Price
Digital Return:	30.00%
Initial Share Price:	$30.37, which was the closing price of one share of the Fund on January 4, 2016. The Initial Share Price is not the closing price of one share of the Fund on the Trade Date.
Final Share Price:	The closing price[1] of one share of the Fund on the Final Valuation Date
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Trigger Price:	$15.19, which is 50% of the Initial Share Price
[1]	The closing price and the Share Adjustment Factor of the Fund are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments."

Investment Timeline
January 4, 2016	The Initial Share Price is observed and the Trigger Price is determined.

Trade Date	The Digital Return is finalized.

Maturity Date

The Final Share Price and the Fund Return are determined.

If the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

Under these circumstances, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY DIGITAL RETURN OR REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, recently promulgated Treasury regulations imposing a withholding tax on certain "dividend equivalents" under certain "equity linked instruments" will not apply to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Final Share Price is less than the Trigger Price, you will not receive any Digital Return and will instead be exposed to the full decline of the Fund and lose some or all of your principal amount in an amount proportionate to the negative Fund Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any Digital Return or repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Digital Return — The appreciation potential of the Securities is limited by the Digital Return of 30.00%. If the Final Share Price is greater than the Trigger Price, at maturity JPMorgan Chase will repay your principal amount, plus a return equal to the Digital Return, regardless of any appreciation of the Fund. Accordingly, the appreciation potential of the Securities will be limited by the Digital Return even if the Fund Return is greater than the Digital Return.
♦	The Digital Return and Any Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive will likely not reflect the full economic value of the Digital Return or the Securities themselves. You may have to sell your Securities at a loss even if the price of the Fund is greater than the Trigger Price at the time of sale. Further, the return you realize may be less than the Fund Return even if that return is positive and less than the Digital Return. You can receive the full benefit of the Digital Return, including any contingent repayment of principal, from us only if you hold your Securities to maturity.

♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund — "Volatility" refers to the frequency and magnitude of changes in the price of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Digital Return is a fixed return and depends in part on this expected volatility. A higher Digital Return is generally associated with greater expected volatility. However, a fund's volatility can change significantly over the term of the Securities. The price of the Fund could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.

♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the dividend rates on the Fund and the equity securities underlying the Fund;
♦	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Share Price, which reflects the closing price of one share of the Fund on the Final Valuation Date without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Composing the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the price of the Fund, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund or in futures, options or other derivative products on the Fund may adversely affect the market value of the Fund and, therefore, the market value of the Securities.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund's Underlying Index As Well As the Net Asset Value per Share — The Fund does not fully replicate its Underlying Index (as defined under "The Fund" below) and may hold securities different from those included in its Underlying Index.

In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
♦	Risks Associated With the Oil and Gas Exploration and Production Industry — All or substantially all of the equity securities underlying the Fund are issued by companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:
♦	worldwide and domestic supplies of, and demand for, crude oil and natural gas;
♦	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;
♦	consumer confidence;
♦	changes in weather patterns and climatic changes;
♦	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;
♦	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;
♦	the price and availability of alternative and competing fuels;
♦	domestic and foreign governmental regulations and taxes;
♦	employment levels and job growth; and
♦	general economic conditions worldwide.
These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the underlying index and tracked by the Fund to decline during the term of the securities.
For example, the Fund suffered significant negative performance in 2014 while the broader U.S equities markets achieved positive returns for the same period.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing price of the Fund and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Fund Returns from -100.00% to +100.00% and assume an Initial Share Price of $100 and a Trigger Price of $50 and reflect the Digital Return of 30.00%. The hypothetical Initial Share Price of 100 has been chosen for illustrative purposes only and does not represent the actual Initial Share Price. The actual Initial Share Price and resulting Trigger Price are based on the closing price of one share of the Fund on January 4, 2016 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing price of one share of the Fund, please see the historical information set forth under "The Fund" in this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Share Price, the Trigger Price and the Digital Return and the Final Share Price, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Share Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.000	100.000%	$13.000	30.00%
$190.000	90.000%	$13.000	30.00%
$180.000	80.000%	$13.000	30.00%
$170.000	70.000%	$13.000	30.00%
$160.000	60.000%	$13.000	30.00%
$150.000	50.000%	$13.000	30.00%
$140.000	40.000%	$13.000	30.00%
$130.000	30.000%	$13.000	30.00%
$120.000	20.000%	$13.000	30.00%
$115.000	15.000%	$13.000	30.00%
$110.000	10.000%	$13.000	30.00%
$105.000	5.000%	$13.000	30.00%
$100.000	0.000%	$13.000	30.00%
$95.000	-5.000%	$13.000	30.00%
$90.000	-10.000%	$13.000	30.00%
$80.000	-20.000%	$13.000	30.00%
$70.000	-30.000%	$13.000	30.00%
$60.000	-40.000%	$13.000	30.00%
$50.000	-50.000%	$13.000	30.00%
$49.999	-50.001%	$4.999	-50.01%
$40.000	-60.000%	$4.000	-60.00%
$30.000	-70.000%	$3.000	-70.00%
$20.000	-80.000%	$2.000	-80.00%
$10.000	-90.000%	$1.000	-90.00%
$0.000	-100.000%	$0.000	-100.00%

Example 1 — The price of the Fund increases by 5% from the Initial Share Price of $100 to the Final Share Price of $105.

Because the Final Share Price is greater than the Trigger Price, JPMorgan Chase will pay you your principal amount plus a return equal to the Digital Return of 30.00%, resulting in a payment at maturity of $13.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 30.00%) = $13.00

Example 2 — The price of the Fund increases by 60% from the Initial Share Price of $100 to the Final Share Price of $160.

Because the Final Share Price is greater than the Trigger Price and even though the Fund Return is 60%, JPMorgan Chase will pay you your principal amount plus a return equal to only the Digital Return of 30.00%, resulting in a payment at maturity of $13.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 30.00%) = $13.00

Example 3 — The price of the Fund decreases by 10% from the Initial Share Price of $100 to the Final Share Price of $90.

Even though the Fund Return is negative, because the Final Share Price is greater than the Trigger Price, JPMorgan Chase will pay you your principal amount plus a return equal to the Digital Return of 30.00%, resulting in a payment at maturity of $13.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 30.00%) = $13.00

Example 4 — The price of the Fund decreases by 60% from the Initial Share Price of $100 to the Final Share Price of $40.

Because the Final Share Price is less than the Trigger Price and the Fund Return is -60%, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Fund Return)
$10.00 + ($10.00 × -60.00%) = $4.00

If the Final Share Price is less than the Trigger Price, investors will not receive any Digital Return and instead will be exposed to the negative Fund Return at maturity, resulting in a loss of principal that is proportionate to the Fund's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company that consists of numerous separate investment portfolios, and is managed by SSGA Funds Management, Inc., the investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the oil and gas exploration and production segment of a U.S. total market composition index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF is currently the S&P® Oil & Gas Exploration & Production Select Industry Index®. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth in Annex A.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Fund, based on daily closing prices as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015. Partial data is provided for the first calendar quarter of 2016. The closing price of one share of the Fund on January 6, 2016 was $28.19. We obtained the closing prices of the Fund above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions such as stock splits. You should not take the historical performance of the Fund as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011		$64.44	$52.75	$64.42
4/1/2011	6/30/2011		$64.97	$54.71	$58.78
7/1/2011	9/30/2011		$65.21	$42.86	$42.86
10/1/2011	12/31/2011		$57.56	$39.99	$52.69
1/1/2012	3/31/2012		$61.34	$52.67	$56.91
4/1/2012	6/30/2012		$57.85	$45.20	$50.40
7/1/2012	9/30/2012		$59.35	$48.73	$55.69
10/1/2012	12/31/2012		$57.37	$50.69	$54.08
1/1/2013	3/31/2013		$62.10	$55.10	$60.49
4/1/2013	6/30/2013		$62.61	$54.71	$58.18
7/1/2013	9/30/2013		$66.47	$58.62	$65.85
10/1/2013	12/31/2013		$72.72	$65.02	$68.53
1/1/2014	3/31/2014		$71.83	$64.04	$71.83
4/1/2014	6/30/2014		$83.45	$71.19	$82.28
7/1/2014	9/30/2014		$82.08	$68.83	$68.83
10/1/2014	12/31/2014		$66.84	$42.75	$47.86
1/1/2015	3/31/2015		$53.94	$42.55	$51.66
4/1/2015	6/30/2015		$55.63	$46.43	$46.66
7/1/2015	9/30/2015		$45.22	$31.71	$32.84
10/1/2015	12/31/2015		$40.53	$28.64	$30.22
1/1/2016	1/6/2016	*	$30.37	$28.19	$28.19

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through January 6, 2016. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the Fund from June 19, 2006 through January 6, 2016, based on information from Bloomberg, without independent verification. The Fund's inception date was June 19, 2006. The dotted line represents the Trigger Price of $15.14, equal to 50% of the closing price of one share of the Fund on January 4, 2016.

Past performance of the Fund is not indicative of the future performance of the Fund.

The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "Annex A" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Annex A — The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this document regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the "Oil & Gas Fund") from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSGA Funds Management, Inc ("SSFM"). The Oil & Gas Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Oil & Gas Fund. The Oil & Gas Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol "XOP." The inception date of the Oil & Gas Fund was June 19, 2006.

The SPDR® Series Trust consists of separate investment portfolios (each, a "SPDR® Series Fund"). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the "Select Industry Indices" and each, a "Select Industry Index"). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards ("GICS") from a universe of companies defined by the S&P® Total Market Index (the "S&P TM Index"), a U.S. total market composite index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas Fund. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the Oil & Gas Fund, please see the SPDR® Series Trust's prospectus. In addition, information about SPDR® Series Trust, SSFM and the Oil & Gas Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The Oil & Gas Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the "Oil & Gas Index"). For more information about the Oil & Gas Index, please see " — The S&P® Oil & Gas Exploration & Production Select Industry Index®" below.

Investment Strategy — Sampling

In seeking to track the performance of the Oil & Gas Index, the Oil & Gas Fund employs a "sampling" strategy, which means that the Oil & Gas Fund is not required to purchase all of the securities represented in the Oil & Gas Index. Instead, the Oil & Gas Fund may purchase a subset of the securities in the Oil & Gas Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Oil & Gas Index. The quantity of holdings in the Oil & Gas Fund will be based on a number of factors, including asset size of the Oil & Gas Fund. Based on its analysis of these factors, SSFM may invest the Oil & Gas Fund's assets in a subset of securities in the Oil & Gas Index or may invest the Oil & Gas Fund's assets in substantially all of the securities represented in the Oil & Gas Index in approximately the same proportions as the Oil & Gas Index. Under normal market conditions, the Oil & Gas Fund generally invests substantially all, but at least 80%, of its total assets in the securities included in the Oil & Gas Index. In addition, the Oil & Gas Fund may invest in equity securities that are not included in the Oil & Gas Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

Correlation

     The Oil & Gas Index is a theoretical financial calculation, while the Oil & Gas Fund is an actual investment portfolio. The Oil & Gas Fund seeks to track the performance of the Oil & Gas Index as closely as possible (i.e., achieve a high degree of correlation with the Oil & Gas Index). However, the Oil & Gas Fund's return may not match the return of the Oil & Gas Index. The Oil & Gas Fund incurs a number of operating expenses not applicable to the Oil & Gas Index and incurs costs in buying and selling securities. In addition, the Oil & Gas Fund may not be fully invested at times, generally as a result of cash flows into or out of the Oil & Gas Fund or reserves of cash held by the Oil & Gas Fund to meet redemptions. The Oil & Gas Fund may attempt to replicate the Oil & Gas Index return by investing in fewer than all of the securities in the Oil & Gas Index, or in some securities not included in the Oil & Gas Index, potentially increasing the risk of divergence between the Oil& Gas Fund's return and that of the Oil & Gas Index.

Holdings Information

As of January 5, 2016, the Oil & Gas Fund included 60 securities. The following tables summarize the Oil & Gas Fund's top 10 holdings in individual securities and holdings by sub-industry as of that date.

Top 10 holdings in individual securities as of January 5, 2016

Security	Percentage of Total Holdings
Southwestern Energy Company	2.57%
Chesapeake Energy Corporation	2.39%
QEP Resources Inc.	2.28%
Antero Resources Corporation	2.26%
Range Resources Corporation	2.24%
Gulfport Energy Corporation	2.24%
Cabot Oil & Gas Corporation	2.17%
Tesoro Corporation	2.10%
Exxon Mobil Corporation	2.09%
EQT Corporation	2.09%

Holdings by sub-industry as of January 5, 2016

Sub-industry	Percentage of Total Holdings
Oil & Gas Exploration & Production	74.92%
Oil & Gas Refining & Marketing	18.80%
Integrated Oil & Gas	6.21%
Unassigned	0.08%

The information above was compiled from the SPDR® Series Trust website, without independent verification. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this document.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Oil & Gas Index is a modified equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index, a benchmark that measures the performance of the U.S. equity market. The Oil & Gas Index includes common stocks of leading oil & gas companies listed on the NYSE or another U.S. national securities exchange, or NASDAQ/NMS. Each of the companies in the Oil & Gas Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TM Index. The Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol "SPSIOP." For more information about the Oil & Gas Index, please see "Equity Index Descriptions — The S&PSelect Industry Indices" in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Oil & Gas Index is a "Select Industry Index."